Exhibit 4.2

Ares Strategic Mining Inc.

Consolidated Financial Statements

For the Years Ended 30 September 2025 and 2024

Stated in Canadian Dollars

Table of Contents

Management’s Responsibility	I

Independent Auditors’ Report	II

Consolidated Statements of Financial Position	1

Consolidated Statements of Loss and Comprehensive Loss	2

Consolidated Statements of Changes in Equity	3

Consolidated Statements of Cash Flows	4

Consolidated Statements of Cash Flows (Cont.)	5

1)	Nature of operations and going concern	6

2)	Summary of material accounting policies	7

3)	New accounting standards	15

4)	Critical accounting judgements and key sources of estimation uncertainty	15

5)	Financial instruments and risk management	17

6)	Amounts receivable	18

7)	Share proceeds receivable	19

8)	Construction in progress	21

9)	Deposits	21

10)	Property, plant, and equipment	22

11)	Exploration and evaluation assets	23

12)	Short-term loans	24

13)	Convertible debentures	24

14)	USDA loan payable	25

15)	PAB loan payable	26

16)	State of Utah loan payable	28

17)	Share capital	28

18)	Related party transactions and obligations	35

19)	Segmented disclosure	36

20)	Capital management	36

21)	Commitments and contingencies	36

22)	Income taxes	37

23)	Subsequent events	38

Ares Strategic Mining Inc. Canadian Dollars

Management’s Responsibility

To the Shareholders of Ares Strategic Mining Inc.:

Management is responsible for the preparation and presentation of the accompanying Consolidated Financial Statements, including responsibility for significant accounting judgments and estimates in accordance with IFRS Accounting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the Consolidated Financial Statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the consolidated financial statements.

The Board of Directors and the Audit Committee are composed primarily of Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and the external auditors. The Audit Committee has the responsibility of meeting with management, and the external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee is also responsible for recommending the appointment of Ares Strategic Mining Inc.’s external auditors.

We draw attention to Note 1 in the Consolidated Financial Statements which indicates the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

Manning Elliott LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the Consolidated Financial Statements and report directly to them; their report follows. The external auditors have full and free access to meet periodically and separately with the Audit Committee, and management to discuss their audit findings.

“James Walker”	“Viktoriya Griffin”
James Walker, CEO	Viktoriya Griffin, CFO

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17th floor, 1030 West Georgia St., Vancouver, BC, Canada V6E 2Y3 Tel: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Directors of Ares Strategic Mining Inc.

Opinion

We have audited the consolidated financial statements of Ares Strategic Mining Inc. and its subsidiaries (together, the “Company”) which comprise:

●	the consolidated statements of financial position as at September 30, 2025 and 2024;

●	the consolidated statements of loss and comprehensive loss for the years ended September 30, 2025 and 2024;

●	the consolidated statements of changes in shareholders’ equity for the years ended September 30, 2025 and 2024;

●	the consolidated statements of cash flows for the years ended September 30, 2025 and 2024; and

●	the notes to the consolidated financial statements, including material accounting policy information and other explanatory information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at September 30, 2025 and 2024, and its consolidated financial performance and its cash flows for the years ended September 30, 2025 and 2024 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the consolidated financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 of the accompanying consolidated financial statements, which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year ended September 30, 2025. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the Material Uncertainty Related to Going Concern section, the key audit matters to be communicated in our auditors’ report are as follows:

Assessment of Impairment Indicators on Construction in Progress

We draw attention to notes 2(f), 2(h), 4(a) and 8 of the consolidated financial statements. The carrying amount of the construction in progress amounted to $25,721,163 as of September 30, 2025. The Company’s construction in progress is assessed for impairment at the end of each reporting period.

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17th floor, 1030 West Georgia St., Vancouver, BC, Canada V6E 2Y3 Tel: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

We identified the assessment of impairment indicators on construction in progress as a key audit matter due to the judgements made by management in their assessment of the presence of impairment indicators related to construction in progress, which in turn led to additional auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in this area that could give rise to the requirement to prepare an estimate of the recoverable amount of the construction in progress.

Our audit response to the key audit matter was as follows:

●	We evaluated management’s assessment of impairment indicators;

●	We examined the nature and amount of the Company’s expenditures in the year compared to the project budgets;

●	We assessed the Company’s plans and ability to continue with the construction of the assets based on the Company’s available funds, funds secured subsequent to year-end, and the Company’s history of raising funds through equity or debt instruments; and

●	We examined documentation such as the Company’s Board of Director’s meeting minutes and the Company’s press releases to assess whether there may be indications of impairment.

Other Information

Management is responsible for the other information. The other information comprises the Company’s Management Discussion and Analysis to be filed with the relevant Canadian securities commissions.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

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17th floor, 1030 West Georgia St., Vancouver, BC, Canada V6E 2Y3 Tel: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are, therefore, the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditors’ report is Waseem Javed.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia

January 28, 2026

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Ares Strategic Mining Inc. Canadian Dollars

Consolidated Statements of Financial Position

		As at 30 September	As at 30 September
	Note	2025	2024
Assets
Current Assets
Cash and cash equivalents		6,580,793	$93,460
Restricted cash	(15)	1,370,912	2,123,653
Share proceeds receivable	(7)	1,374,825	452,804
Amounts receivable	(6)	101,386	54,237
Prepaid amounts and other assets		1,403,006	646,026
		10,830,922	3,370,180
Non-current Assets
Deposits	(9)	109,798	8,388,432
Share proceeds receivable	(7)	333,613	393,743
Construction in progress	(8)	25,721,163	9,762,608
Property, plant, and equipment	(10)	8,053,448	6,178,264
Exploration and evaluation assets	(11)	8,822,414	8,362,151
		43,040,436	33,085,198
		53,871,358	$36,455,378
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	(18)	2,027,556	$3,790,412
Short-term loans	(12)	839,906	441,983
Convertible debentures	(13)	244,400	1,386,189
PAB loan payable – current portion	(15)	2,255,550	1,431,000
USDA loan payable – current portion	(14)	6,289,193	5,768,569
		11,656,605	12,818,153
Non-Current Liabilities
State of Utah loan payable	(16)	14,403,425	-
PAB loan payable	(15)	10,775,253	11,058,977
USDA loan payable	(14)	989,775	-
		37,825,058	23,877,130
Equity
Equity Attributable to Shareholders
Share capital	(17)	51,538,331	44,479,373
Options - Contributed surplus	(17)	1,543,500	1,905,500
Warrants - Contributed surplus	(17)	2,353,921	1,930,007
Accumulated other comprehensive income (“OCI”)		146,702	158,411
Deficit		(38,318,063)	(34,674,978)
		17,264,391	13,798,313
Non-controlling interests	(17)	(1,218,091)	(1,220,065)
Total Equity		16,046,300	12,578,248
		53,871,358	$36,455,378

Nature of operations and going concern	(1)	Capital management	(20)
Basis of preparation – Statement of Compliance	(2)	Commitments and contingencies	(21)
Related party transactions and obligations	(18)	Subsequent events	(23)

The Consolidated Financial Statements were approved by the Board of Directors on 28 January 2026 and were signed on its behalf by:

“Paul Sarjeant”	“Raul Sanabria”
Paul Sarjeant, Director	Raul Sanabria, Director

-- The accompanying notes form an integral part of the consolidated financial statements --

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Ares Strategic Mining Inc. Canadian Dollars

Consolidated Statements of Loss and Comprehensive Loss

		Year Ended 30 September	Year Ended 30 September
	Note	2025	2024
General and Administrative
Office and marketing		$2,119,332	$320,829
Interest and accretion	(12)(13)(14)(15)(16)	1,645,687	2,002,398
Professional fees	(18)	566,756	466,429
Depreciation	(10)	275,106	41,115
Management fees	(18)	150,750	193,500
Transfer agent and filing fees		82,927	82,912
Insurance		56,610	67,117
Shareholder relations		20,165	18,286
Travel		19,681	1,938
Bank charges		6,814	7,540
Resource property (income)		(2,358)	(11,529)
Foreign exchange loss/(gain)		(81,236)	45,320
		(4,860,234)	(3,235,855)
Other Income/(Expenses)
Realized and unrealized gain on share proceeds receivable	(7)	875,952	16,461
Interest income		66,718	186,347
Gain on sale of marketable securities		22,857	87,700
Gain on settlement of debt	(17)	332,951	-
Other (income) expenses		(79,355)	20,000
Net (Loss) for the Year		(3,641,111)	(2,925,347)
Other Comprehensive Income (Loss)
Foreign operations – foreign exchange		(11,709)	19,224
Comprehensive (Loss) for the Year		$(3,652,820)	$(2,906,123)
Net (Loss) Attributed to:
Shareholders		(3,643,085)	(2,928,737)
Non-controlling interest		1,974	3,390
		$(3,641,111)	$(2,925,347)
Comprehensive (Loss) Attributed to:
Shareholders		(3,654,794)	(2,909,513)
Non-controlling interest		1,974	3,390
		$(3,652,820)	$(2,906,123)
Basic and Diluted Loss per Share		$(0.02)	$(0.02)
Weighted Average Number of Common Shares Outstanding		190,527,939	150,543,048

-- The accompanying notes form an integral part of the consolidated financial statements --

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Ares Strategic Mining Inc. Canadian Dollars

Consolidated Statements of Changes in Equity

	Equity attributable to shareholders
	Shares #	Share capital $	Subscriptions received $	Options $	Warrants $	Accumulated OCI $	Deficit $	Total Equity $	Equity attributable to NCI $	Total $
Balance as at 1 October 2023	139,000,722	39,582,659	4,725	1,929,500	1,531,855	139,187	(31,746,241)	11,441,685	(1,223,455)	10,218,230
Shares issued for private placement, net	15,938,596	2,578,469	90,875	-	36,000	-	-	2,705,344	-	2,705,344
Shares issued in conjunction with the PAB loan	6,780,500	1,356,100	-	-	-	-	-	1,356,100	-	1,356,100
Shares issued for debt settlement	2,335,537	421,760	-	-	-	-	-	421,760	-	421,760
Shares issued for Sorbie	8,916,666	362,935	-	-	362,152	-	-	725,087	-	725,087
Stock options exercised	445,000	81,850	-	(24,000)	-	-	-	57,850	-	57,850
Other comprehensive income	-	-	-	-	-	19,224	-	19,224	-	19,224
Net loss for the year	-	-	-	-	-	-	(2,928,737)	(2,928,737)	3,390	(2,925,347)
Balance as at 30 September 2024	173,417,021	44,383,773	95,600	1,905,500	1,930,007	158,411	(34,674,978)	13,798,313	(1,220,065)	12,578,248
Shares issued for private placement, net	765,170	137,731	(95,600)	-	-	-	-	42,131	-	42,131
Shares issued for convertible debt	5,346,642	1,390,127	-	-	-	-	-	1,390,127	-	1,390,127
Shares issued for debt settlement	18,004,197	4,069,432	-	-	-	-	-	4,069,432	-	4,069,432
Stock options exercised	6,792,131	1,244,977	-	(362,000)	-	-	-	882,977	-	882,977
Shares issued for Sorbie	7,229,730	312,291	-	-	423,914	-	-	736,205	-	736,205
Other comprehensive loss	-	-	-	-	-	(11,709)	-	(11,709)	-	(11,709)
Net loss for the year	-	-	-	-	-	-	(3,643,085)	(3,643,085)	1,974	(3,641,111)
Balance as at 30 September 2025	211,554,891	51,538,331	-	1,543,500	2,353,921	146,702	(38,318,063)	17,264,391	(1,218,091)	16,046,300

-- The accompanying notes form an integral part of the consolidated financial statements --

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Consolidated Statements of Cash Flows

		Year Ended 30 September	Year Ended 30 September
	Note	2025	2024
Operating Activities
Loss for the Year		$(3,641,111)	$(2,925,347)
Items not Affecting Cash
Interest and accretion on convertible debt	(13)	248,338	672,324
Interest and accretion on loans	(14)(15)(16)	496,726	1,330,074
Depreciation	(10)	275,106	39,901
Unrealized gain on share proceeds receivable	(7)	(668,045)	(16,461)
Gain on sale of marketable securities		-	(87,700)
		(3,288,986)	(987,209)

Net Change in Non-cash Working Capital
Accounts payable and accrued liabilities		2,243,649	1,956,189
Amounts receivable		(47,149)	(32,867)
Prepaid amounts and other assets		(840,690)	(530,656)
		(1,933,176)	405,457
Investing Activities
Construction in progress	(8)	(7,596,211)	(4,192,791)
Purchase of equipment	(10)	(407,233)	-
Resource property – expenditures	(11)	(412,587)	(412,587)
Advance on construction in progress		-	(8,109,450)
Construction of ramp	(10)	(1,559,472)	(3,317,500)
		(9,975,503)	(16,032,328)
Financing Activities
Proceeds from State of Utah, net of costs	(16)	14,143,171	-
Proceeds from the USDA loan, net of repayments	(14)	1,366,488	-
Short term loan (paid)/received	(12)	397,923	95,293
Proceeds from options exercised		882,977	57,850
Proceeds from share proceeds receivable, net	(7)	605,267	-
Proceeds from private placement		42,131	2,705,344
Proceeds from sale of marketable securities		-	219,548
Transaction issue costs		-	(907,572)
Proceeds from PAB loan, net		-	13,987,68
		17,437,977	16,158,146

Net effect of foreign currency translation		205,294	22,187
Net Increase/(Decrease) in cash and cash equivalents		5,734,592	553,462
Cash and cash equivalents – Beginning of Year		2,217,113	1,663,651
Cash and cash equivalents – End of Year		$7,951,705	$2,217,113

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Consolidated Statements of Cash Flows (Cont.)

	Year Ended 30 September 2025	Year Ended 30 September 2024
Cash position comprised of:
Restricted cash	$1,370,912	$2,123,653
Cash and cash equivalents	6,580,793	93,460

Supplementary Disclosure of Cash Flow Information:
Shares issued for financial asset – Sorbie	312,291	362,935
Interest paid	2,330,803	1,229,858

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements

1)	Nature of operations and going concern

Ares Strategic Mining Inc. (“Ares” or the “Company”), was incorporated pursuant to the Company Act (Ontario) by registration of its Memorandum and Articles on 20 November 2009. On 9 July 2010, the Company registered in British Columbia for extra provincial registration as the Company’s administrative office is located at 1001-409 Granville Street, Vancouver BC, V6C 1T2. The Company is classified as a Junior Natural Resource Mining Company and is listed on the Canadian Securities Exchange under the stock symbol “ARS”.

The Company was previously in the business of acquiring and exploring lithium properties in Nevada and Arizona. On 18 February 2020, the Company completed a three-cornered amalgamation transaction (the “Amalgamation”) with American Strategic Minerals Inc. (“ASM”). As a result, Ares is focusing on progressing its fluorspar projects towards exploitation, production, and supplying metspar and acidspar to the markets.

These consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions that cast significant doubt upon the soundness of this assumption. The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The recoverability of exploration and evaluation expenditures and construction in progress is dependent upon several factors; these factors include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties and construction in progress, and future profitable production or proceeds from the disposition of mineral properties or construction in progress once completed.

Consistent with other companies in the mineral exploration sector, the Company has incurred operating losses since inception, has limited sources of revenue, is unable to self-finance operations and has significant cash requirements to meet its overhead, maintain its mineral interests and fund the completion of its construction in progress. These factors indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

As discussed in Note 14, the Company was in breach of certain financial covenants as at September 30, 2025. The lender has not demanded repayment; however, this condition contributes to the material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern.

For the Company to continue to operate as a going concern, it must continue to obtain additional financing to maintain operations. Although the Company has been successful in the past at raising funds, there can be no assurance that this will continue in the future. Subsequent to year-end , the Company has raised additional equity financing and plans to obtain additional equity and debt financing to continue to explore and develop its mineral properties and complete its construction in progress. If the going concern assumptions were not appropriate for these Financial Statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used, and such adjustments could be material.

(Rounded 000’s)	30 September 2025	30 September 2024
Working capital (deficit)	$(826,000)	$(9,448,000)
Accumulated deficit attributed to shareholders	$(38,318,000)	$(34,675,000)

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

2)	Summary of material accounting policies

a)	Basis of presentation

Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value. In addition, these Financial Statements have been prepared using the accrual basis of accounting except for cash flow information.

The policies set out were consistently applied to all the years presented unless otherwise noted below. The preparation of the Financial Statements requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying the Company’s accounting policies.

The preparation of the Financial Statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

These Financial Statements incorporate the accounts of Ares and the entities controlled by the Company, which consist of:

●	Canadian Iron Metallics Inc. (“Canadian Iron”), which was incorporated on 11 September 2014 in Ontario, Canada, owned 85% by Lithium Energy.

●	Griffith Iron Metallics Inc. (“Griffith Iron”), which was incorporated on 11 September 2014 in Ontario, Canada, wholly owned by Canadian Iron.

●	Karas Iron Metallics Inc. (“Karas Iron”), which was incorporated on 11 September 2014 in Ontario, Canada, wholly owned by Canadian Iron.

●	1200944 BC Ltd., which was formed on 18 February 2020 in BC, Canada as part of the Amalgamation with ASM, wholly owned by Ares.

●	101017 BC Inc., which was incorporated on 11 October 2017 in the state of Delaware in the United States, wholly owned by 1200944 BC Ltd.

●	Ares Strategic Mining, Inc. (“Ares Utah”), which was incorporated on 12 May 2020 in the state of Utah in the United States, wholly owned by Ares.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. The financial statements of subsidiaries are included in the Financial Statements from the date that control commences until the date that control ceases. All significant intercompany transactions and balances have been eliminated.

Non-controlling interest in the net assets of consolidated subsidiaries are identified separately from the Company's equity. Non-controlling interest consists of the non-controlling interest at the date of the original business combination plus the non-controlling interest's share of changes in equity since the date of acquisition.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

b)	Foreign currency

These Financial Statements are presented in Canadian dollars, which is the functional and presentation currency of the parent. Each entity determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. The functional currency of the Company’s Canadian subsidiaries is the Canadian dollar. The functional currency of 101017 BC Inc. and ARES Strategic Mining Inc. (Utah) is the United States dollar.

Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated into the respective functional currency of the entity at the rates prevailing on the end of reporting period date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the initial transaction dates. Non-monetary items measured in terms of historical cost in a foreign currency are not retranslated.

Changes in the fair value of monetary securities denominated in foreign currency classified as fair value through profit or loss are analysed between translation differences and other changes in the carrying amount of the security. Translation differences are recognized in the consolidated statements of loss and comprehensive loss and other changes in carrying amount are recognized in equity.

Translation differences on non-monetary financial assets are included in equity.

c)	Cash and cash equivalents

The Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with original maturities at a point of purchase of three months or less.

d)	Restricted cash

Restricted cash represents cash as balances that are not available for general use by the Company and are typically held for specific purposes, such as for purchase and construction of fluorspar related capital assets.

e)	Marketable securities

Marketable securities consist of equity securities over which the Company does not have control or significant influence.

f)	Property, plant, and equipment

Property, plant, and equipment are depreciated using the straight-line method based on estimated useful lives. Land is not depreciated.

Where an item of property, plant, and equipment is comprised of major components with different useful lives, the components are accounted for as separate items of property, plant, and equipment.

Expenditures incurred to replace a component of an item of property, plant, and equipment that is accounted for separately, including major inspection and overhaul expenditures, are capitalized. Directly attributable expenses incurred for major capital projects and site preparation are capitalized until the asset is brought to a working condition for its intended use. These costs include dismantling and site restoration costs to the extent these are recognized as a provision.

The costs of day-to-day servicing are recognized in profit or loss as incurred. These costs are more commonly referred to as "maintenance and repairs."

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

Financing costs directly associated with the construction or acquisition of qualifying assets are capitalized at interest rates relating to loans specifically raised for that purpose, or at the average borrowing rate where the general pool of group borrowings is utilized. Capitalization of borrowing costs ceases when the asset is substantially complete.

The depreciation method, useful life and residual values are assessed annually.

Property, plant, and equipment are stated, in the consolidated statement of financial position, at cost less accumulated depreciation and accumulated impairment losses. Assets in the course of construction are carried at cost, less any recognized impairment loss. Depreciation of these assets commences when the assets are ready for their intended use. The cost of property, plant, and equipment includes directly attributed incremental costs incurred in their acquisition and installation.

Assets held under capital lease are depreciated over their expected useful lives on the same basis as owned assets, or where shorter, the term of the relevant lease. The gain or loss arising on the disposal or retirement of an item of equipment is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognized in the consolidated statements of loss and comprehensive loss.

Subsequent costs

The cost of replacing part of an item within property, plant, and equipment is recognized when the cost is incurred if it is probable that the future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other costs are recognized as an expense as incurred.

Impairment

The Company's tangible and intangible assets are reviewed for an indication of impairment at each consolidated statement of financial position date. If indication of impairment exists, the asset's recoverable amount is estimated.

An impairment loss is recognized when the carrying amount of an asset, or its cash-generating unit, exceeds its recoverable amount. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Impairment losses are recognized in profit and loss for the year.

Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis.

The recoverable amount is the greater of the asset's fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Reversal of impairment

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. An impairment loss with respect to goodwill is never reversed.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

Depreciation is charged so as to write off the cost of the asset using the straight-line method over the estimated useful lives as follows:

Computer Equipment	1-3 years
Field Equipment	3-10 years
Auto	10 years
Building Ramp	20 years
Ramp	20 years

g)	Exploration and evaluation assets

The Company is currently in the exploration stage with all of its mineral interests. Exploration and evaluation costs include the costs of acquiring licenses, costs incurred to explore and evaluate properties, and the fair value, upon acquisition, of mineral properties acquired in a business combination.

Costs of acquisition and exploration of mineral properties are capitalized until either commercial production is established or a property is abandoned. Once commercial production has commenced, the net costs of the applicable property are charged to operations using the unit-of-production method based on estimated proven and probable recoverable reserves. The net costs related to abandoned properties are charged to income. Office and administration costs not specifically related to mineral projects are expensed in the year in which they occur.

The Company reviews the indicators of impairment of each property on an annual basis, at a minimum. This review generally is made by reference to the timing of exploration work, work programs proposed, and the exploration results achieved by the Company and others. When the indicators of impairment exist, the carrying value of a property is compared to its net recoverable amount. An impairment adjustment is made for the decline in fair value.

The amounts shown for the exploration and evaluation assets represent costs incurred to date and do not reflect present or future values. Acquisition costs represent shares or cash paid to acquire the rights to the resource property, while exploration expenditures represent amounts paid to explore and develop the resource properties. The recoverability of these capitalized costs is dependent upon the existence of economically recoverable reserves and the ability of the Company to obtain necessary financing to successfully complete their exploration program.

From time to time, the Company may acquire or dispose of mineral interests pursuant to the terms of option agreements. Since options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded in the year that the payments are made or received. The Company does not accrue costs to maintain mineral interests in good standing.

h)	Construction in progress

Expenditure incurred during the construction period on the projects under implementation are treated as pre-operative expenses pending allocation to property, plant and equipment and are included under construction in progress, which is stated at the amount incurred up to the date of the consolidated statements of financial position.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

i)	Capitalized borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset that takes a substantial period of time to get ready for its intended use are capitalized until such time that the assets are substantially ready for their intended use. Other borrowing costs are recognized as an expense in the period in which they are incurred.

Where funds are borrowed specifically to finance a project, the amount capitalized represents the actual borrowing costs incurred. Where the funds used to finance a project form part of general borrowings, the amount capitalized is calculated using a weighted average of interest rates applicable to relevant general borrowings of the Company during the period, to a maximum of actual borrowing costs incurred.

j)	Provision for reclamation and remediation

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations associated with the retirement of property, plant and equipment when those obligations result from the acquisition, construction, development or normal operation of the assets. The net present value of future rehabilitation cost estimates is capitalized along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. The rehabilitation asset is depreciated on the same basis as mining assets.

The Company's estimates of reclamation costs could change because of changes in regulatory requirements and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to mining assets with a corresponding entry to the rehabilitation provision. The Company's estimates are reviewed annually for changes in regulatory requirements, effects of inflation and changes in estimates.

Changes in the net present value, excluding changes in the Company's estimates of reclamation costs, are charged to profit and loss for the year.

The costs of rehabilitation projects that were included in the rehabilitation provision are recorded against the provision as incurred. The cost of ongoing current programs to prevent and control pollution is charged against profit and loss as incurred.

k)	Provisions

Provisions are recorded when a present legal or constructive obligation exists as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the consolidated statement of financial position date, considering the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount receivable can be measured reliably.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

l)	Income Taxes

Income tax expense comprises current and deferred tax. Income tax expense is recognized in the consolidated statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

m)	Financial instruments

All financial instruments are measured at initial recognition at fair value plus any transaction costs that are directly attributable to the acquisition of the financial instruments except for transaction costs related to financial instruments classified as at fair value through profit or loss (FVPL) which are expensed as incurred.

The initial classification of a financial asset depends upon the Company’s business model for managing its financial assets and the contractual terms of the cash flows. There are three categories into which the Company can classify its financial assets:

i)	Amortized cost. A financial asset is measured at amortized cost if the contractual cash flows to repay the principal and interest are made at specific dates and if the Company’s business model is to collect the contractual cashflows. Subsequent measurement uses the effective interest method, less any provision for impairment.

ii)	Fair value through other comprehensive income (FVOCI). A financial asset is measured at FVOCI if the Company’s business model is both to collect the contractual cashflows and sell assets and the contractual terms of the assets give rise on specified dates to cash flows that are solely repayments of principal and interest.

iii)	Fair value through profit or loss (FVPL). A financial asset is measured at FVPL if it cannot be measured at amortized cost or FVOCI. At initial recognition the Company may also irrevocably designate a financial asset at FVPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency. Financial assets at FVPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

A financial asset is derecognized when the Company no longer has the rights to the contractual cash flows due to expiration of that right or the transfer of the risks and rewards of ownership to another party. The Company recognizes a loss allowance for expected credit losses on its financial assets using the simplified approach which permits the use of the lifetime expected loss provision for all amounts receivables. At each reporting date the Company assesses impairment of amounts receivable on a collective basis as its amounts receivable possess shared credit risk characteristics and have been grouped based on days past due. The loss allowance will be based upon the Company’s historical credit loss experience over the expected life of trade receivables and contract assets, adjusted for forward looking estimates. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. The Company’s financial assets consist of cash and cash equivalents, restricted cash, and share proceeds receivable which have been classified at FVPL.

A financial liability is initially classified as measured at amortized cost or FVPL. A financial liability is classified as measured at FVPL if it is held for trading, a derivative, contingent consideration of an acquirer in a business combination, or has been designated as FVPL on initial recognition. Financial liabilities at FVPL are measured at fair value with changes in fair value, along with any interest expense, recognized in profit or loss. All other financial liabilities are initially measured at fair value less directly attributable transaction costs and are subsequently measured at amortized cost using the effective interest method. The Company’s financial liabilities consist of accounts payable, short-term loans, convertible debentures, and long-term loans, which have been classified as financial liabilities at amortized cost and are measured at amortized cost using the effective interest method.

A financial liability is derecognized when the obligation is discharged, cancelled or expired.

n)	Share capital

Share capital issued for non-monetary consideration is recorded at an amount based on the quoted market value of the Company’s shares at the time of issuance.

The Company engages in equity financing transactions to obtain the funds necessary to continue operations and explore and evaluate mineral properties. These equity financing transactions may involve issuance of common shares or units. A unit comprises a certain number of common shares and a certain number of share purchase warrants ("Warrants"). Depending on the terms and conditions of each equity financing agreement ("Agreement"), the Warrants are exercisable into additional common shares prior to expiry at a price stipulated by the Agreement. Warrants that are part of units are measured at fair value on the date of issue using the Black-Scholes option pricing model and included in share capital with the common shares that were concurrently issued, based on their relative fair values. Broker compensation options are classified as issuance costs and a deduction from equity and measured at fair value on the date of issue using the Black-Scholes option pricing model.

After issuance the terms of Warrants may be modified throughout the Warrant life. At the time of the modification the Warrant is valued under the new terms immediately preceding and immediately after the modification using the Black-Scholes pricing model. The incremental value in the Warrants issued as compensation for services is added to warrant equity and a warrant modification expense is recorded to the consolidated statement of loss and comprehensive loss.

o)	Share-based payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options were granted.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The fair value of the options is measured at grant date, using the Black-Scholes option pricing model, and is recognized during the year that the employees earn the options. The fair value is recognized as an expense with a corresponding increase in equity. The amount recognized as expense is adjusted to reflect the number of share options expected to vest. Forfeitures of stock options are accounted for as incurred.

p)	Loss per share

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting year. Diluted earnings per share is computed like basic earnings per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

q)	Convertible debentures

The liability, equity and other (when applicable) components of convertible debentures are presented separately on the consolidated statements of financial position, starting from initial recognition. The Corporation determines the carrying amount of the financial liability by discounting the stream of future payments at the prevailing market rate for a similar liability of comparable credit status and substantially providing the same cash flows. Subsequently, the liability component is then increased by accretion of the discounted amounts to reach the nominal value of the convertible debenture at maturity, which is recorded in the consolidated statements of loss and comprehensive loss as accretion expense.

The carrying amount of other components (when applicable), such as warrants, is obtained by deducting the nominal value of the debentures and the present value of future capital payments at the prevailing market rate for a convertible debenture without warrants. The carrying amount of the equity component is calculated by deducting the carrying amount of the financial liability and the carrying amounts of any other components (when applicable) from the amount of the convertible debenture and is presented in Equity as an equity component of convertible debenture. The equity component is not re-measured subsequent to initial recognition, except on conversion or expiry.

The transaction costs are distributed between liability, equity and other components (when applicable) on a pro-rata basis, according to their carrying amounts.

r)	Comprehensive income (loss)

Comprehensive income (loss) is the change in the Company's net assets that results from transactions, events and circumstances from sources other than the Company's shareholders and includes items that would not normally be included in net profit/loss such as unrealized gains or losses on available-for-sale investments, gains or losses on certain derivative instruments and foreign currency gains or losses related to self-sustaining operations if the functional currency is not the Canadian dollar. The Company's comprehensive loss is presented in the consolidated statements of loss and comprehensive loss and the consolidated statements of changes in equity.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

3)	New accounting standards

The following amendments to standards and interpretations became effective for the annual periods beginning on or after 1 January 2024. The application of these amendments and interpretations had no significant impact on the Company’s consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

●	Effective 1 January 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will -

○	Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to

○	Provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

○	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

○	Enhance guidance about how to group information within the financial statements; and

○	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after 1 January 2027, including for interim financial statements. Earlier application is permitted. The new standard is to be applied retrospectively, and, in the year of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current year under IFRS 18.

4)	Critical accounting judgements and key sources of estimation uncertainty

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amount and classification of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revisions affect only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The following are the critical judgments and areas involving estimates, that management have made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a)	Judgements

Income taxes

Deferred tax assets are recognized for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that probable that future taxable profit will be available against which the deductible temporary differences and carry-forward of unused tax assets and unused tax losses can be utilized. In addition, the valuation of tax credits receivable requires management to make judgements on the amount and timing of recovery.

Going concern evaluation

As discussed on Note 1, these Financial Statements have been prepared under the assumptions applicable to a going concern. If the going concern assumption were not appropriate for these Financial Statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the consolidated statement of financial position classifications used and such adjustments could be material.

The Company reviews the going concern assessment at the end of each reporting period. There were no material changes to the assessment as at 30 September 2025.

Exploration evaluation assets

The Company makes certain estimates and assumptions regarding the recoverability of the carrying values of exploration and evaluation assets. The amounts shown for exploration and evaluation assets do not necessarily represent present or future values. The recoverability of the assets’ carrying values is dependent upon the determination of economically recoverable reserves, the ability of the Company to obtain the necessary financing and permits to complete development and future profitable production or proceeds from the disposition thereof.

The Company has taken steps to verify title to exploration and evaluation assets in which it has or is in the process of earning an interest, including review of condition of title reports, vesting deeds, mining claim location notices and filings, and property tax and other public records and is not presently aware of any title defects. The procedures the Company has undertaken and may undertake in the future to verify title provide no assurance that the underlying properties are not subject to prior agreements or transfers of which the Company is unaware.

Long-lived assets

The Company makes certain judgements in its assessment of whether indicators of impairment exist with respect to its long-lived assets. The carrying amounts of the Company’s long-lived assets are reviewed at each reporting date for indicators of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the amount of the impairment, if any. The recoverable amount of an asset is evaluated at the cash-generating unit level, which is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. The recoverable amount of a CGU is the greater of its fair value less costs to sell and its value in use.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

b)	Estimates

Useful lives of property, plant and equipment

Useful lives are estimated by management based on the expected period over which the assets are anticipated to be available for use, taking into consideration factors such as expected usage, physical wear and tear, technical or commercial obsolescence, and legal or other limits on the use of the assets. The useful lives and residual values of property, plant and equipment are reviewed at least annually and are adjusted prospectively if expectations differ from previous estimates. Changes in the estimated useful lives of assets could result in changes to depreciation expense in current and future periods.

5)	Financial instruments and risk management

a)	Financial instrument classification and measurement

Financial instruments of the Company carried on the consolidated statement of financial position are carried at amortized cost. There are no significant differences between the carrying value of financial instruments and their estimated fair values as at 30 September 2025. There have been no changes in levels during the period.

The Company classifies the fair value of these transactions according to the following hierarchy:

●	Level 1 – quoted prices in active markets for identical financial instruments.

●	Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

●	Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

b)	Fair values of financial assets and liabilities

The Company’s financial instruments include cash and cash equivalents, accounts payable, short-term loans and long-term loans. As at 30 September 2025, the carrying value of cash and cash equivalents is at fair value. Accounts payable and short-term loans approximate their fair value due to their short-term nature.

c)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of commodity price risk and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. The Company is not exposed to significant market risk.

d)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its bank accounts. The Company’s bank accounts are held with major banks in Canada, accordingly the Company is not exposed to significant credit risk.

e)	Interest rate risk

Interest rate risk is the risk of losses that arise as a result of changes in contracted interest rates. The Company is not exposed to significant interest rate risk.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

f)	Currency risk

Currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risk on its restricted cash and USDA and PAB loans payable balances that are denominated in other than the functional currencies. As at 30 September 2025, the Company held currency totalling the following:

	30 September	30 September
Currency (Rounded)	2025	2024
Canadian (Dollars)	$183,000	180,000
US (Dollars)	$5,580,000	1,509,000

g)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company controls liquidity risk by ensuring that it has sufficient cash resources to pay for its financial obligations. As at 30 September 2025, the Company had a cash balance of $6,580,793 to settle current liabilities of $11,656,605 that are due within one year. The Company’s outstanding liabilities, their current values and the principal amounts along with the due dates are as stated in the table below:

	Carrying value	Principal amount	Less than 1 year	1 – 5 years	5+ years
Accounts payable and accrued liabilities	$2,027,556	$2,027,556	$2,027,556	$-	$-
Short-term loans	839,906	839,906	839,906	-	-
Convertible debentures	244,400	244,400	244,400	-	-
USDA loan	7,278,968	7,278,968	7,278,968	-	-
State of Utah bill	14,403,425	15,313,100	-	-	15,313,100
PAB loan	13,030,803	14,617,050	828,300	4,287,668	9,501,083
Total	$37,825,058	$40,320,980	$11,219,130	$4,287,668	$24,814,183

6)	Amounts receivable

Amounts receivable consists of:

Amounts Receivable	30 September 2025	30 September 2024
Goods and services tax receivable	$36,393	$32,892
Receivable on disposition	64,993	21,345
	101,386	54,237

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

7)	Share proceeds receivable

The following table summarizes the details of share proceeds receivable associated with Sorbie Bornholm LP (“Sorbie”) equity swap agreements, measured through profit and loss:

SHARE PROCEEDS RECEIVABLE	30 September 2025	30 September 2024
Balance – Beginning of Year	$846,547	$-
Addition of share proceeds receivable (initial recognition)	842,006	830,086
Proceeds received	(856,067)	-
Realized gain upon receipt of proceeds	207,907	-
Unrealized gain	668,045	16,461
Balance – End of Year	$1,708,438	$846,547

The following table provides a breakdown of the share proceeds receivable between current and non-current assets based on the timing of the expected cash flows:

SHARE PROCEEDS RECEIVABLE	30 September 2025	30 September 2024
Current	$1,374,825	$452,804
Non-current	333,613	393,743
	$1,708,438	$846,547

On 2 April 2025, the Company entered into a subscription agreement with Sorbie whereby Sorbie agreed to purchase 7,229,730 Units at a price of C$0.1998 per Unit for gross proceeds of $1,000,0000 over 24 months. Each Unit consists of one common share in the capital of the Company (“Common Share”) and one common share purchase warrant (“Warrant”), Note 17.

Sorbie and the Company entered into an equity swap agreement (“Sharing Agreement”) at C$0.1998 (the “Benchmark Price”). The Sharing Agreement shall provide the Company’s economic interest will be realized in 24 monthly settlement tranches as measured against the Benchmark Price. If, at the time of settlement, the Settlement Price (determined monthly based on a volume weighted average price for 20 trading days prior to settlement date) (“Settlement Price”) exceeds the Benchmark Price, the Company shall receive more than 100% of the monthly settlement due, on a pro rata basis. There is no upper limit placed on the additional proceeds receivable by the Company as part of the monthly settlements. If, at the time of settlement, the Settlement Price is below the Benchmark Price, the Company will receive less than the 100% of the monthly settlement due, on a pro rata basis.

The share proceeds receivable relating to the cash receivable of $1,000,000 do not meet the classification of a financial asset measured at amortized cost or at fair value through other comprehensive income as the Company does not have a business model whose objective is to hold financial assets in order to collect contractual cash flows, and the financial asset does not give rise to cash flows that are solely payments of principal and interest. Therefore, the cash receivable is classified as a financial asset measured at fair value through profit or loss.

In accordance with IFRS 9, Financial Instruments, 7,229,730 units were valued based on the fair value of the share proceeds receivable. The Company assessed the fair value of the share proceeds receivable under IFRS 9 and determined to be $842,006 on the date of issuance. The corresponding fair value of the equity instruments of $842,006 was allocated between the Common Shares and Warrants based on their relative fair values in accordance with IAS 32, Financial Instruments: Presentation, and the Company’s accounting policy.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

Subsequently, the financial asset was revalued at 30 September 2025 with the difference between the initial valuation and the value recognized in profit or loss as an unrealized gain (loss) on financial asset. On 30 September 2025, the fair value of the share proceeds receivable was calculated based on the net present value of each future expected cash flows relating to the receivable, adjusted for the observable Settlement Price on the date of measurement. As at 30 September 2025, based on the fair value calculations, the fair value of the share proceeds receivable was determined to be $973,127. This resulted in an increase to the carrying value of the share proceeds receivable of $326,477 which was recognized in the consolidated statement of loss and comprehensive loss as an unrealized gain on share proceeds receivable.

During the year ended 30 September 2024:

As at 30 September 2024, the Company entered into a subscription agreement with Sorbie whereby Sorbie agreed to purchase 8,333,333 Units at a price of C$0.1800 per Unit for gross proceeds of $1,500,000 over 24 months. Each Unit consists of one Common Share in the capital of the Company and one Warrant, Note 17.

Sorbie and the Company entered into a sharing agreement during Fiscal 2024 at C$0.2610 benchmark price, similar to the Fiscal 2025 Sharing Agreement described above.

The share proceeds receivable relating to the cash receivable of $1,500,000 did not meet the classification of a financial asset measured at amortized cost or at fair value through other comprehensive income as the Company does not have a business model whose objective is to hold financial assets in order to collect contractual cash flows, and the financial asset does not give rise to cash flows that are solely payments of principal and interest. Therefore, the cash receivable is classified as a financial asset measured at fair value through profit or loss.

In accordance with IFRS 9, 8,333,333 units were valued based on the fair value of the share proceeds receivable. The Company assessed the fair value of the share proceeds receivable under IFRS 9 and determined to be $830,086 on the date of issuance. The corresponding fair value of the equity instruments of $830,086 was allocated between the Common Shares and Warrants based on their relative fair values in accordance with IAS 32 and the Company’s accounting policy.

Subsequently, the financial asset was revalued at 30 September 2024 and 30 September 2025 with the difference between the initial valuation and the value recognized in profit or loss as an unrealized gain (loss) on financial asset. On 30 September 2024 and 30 September 2025, the fair value of the share proceeds receivable was calculated based on the net present value of each future expected cash flows relating to the receivable, adjusted for the observable Settlement Price on the date of measurement. As at 30 September 2025, based on the fair value calculations, the fair value of the share proceeds receivable was determined to be $735,311 (30 September 2024 - $846,547). This resulted in an increase to the carrying value of the share proceeds receivable of $341,568 (30 September 2024 - $16,461), which was recognized in the consolidated statement of loss and comprehensive loss as an unrealized gain on share proceeds receivable.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

8)	Construction in progress

During the year ended 30 September 2021, the Company entered into an agreement to acquire a fluorspar lump manufacturing facility (the “Facility”) pursuant to the terms and conditions of a Profit-Sharing Agreement dated 9 February 2021, as amended (the “Profit Sharing Agreement”) between the Company and the Mujim Group, a non-arm’s length private Shanghai company (“Mujim”). Pursuant to the terms of the Profit-Sharing Agreement, the Company had agreed to acquire the Facility by issuing an aggregate of 5,300,000 common shares in the capital of the Company (each, a “Share”), the fair value of which was determined based on the date when they were issued, i.e. $0.67, and the consideration was recorded as a capital advance to Mujim as at 30 September 2021.

The Company has agreed that, upon completion of the Facility, it would incur costs pertaining to the installation of the Facility, including compensating contractors from Mujim to assist with installation and to begin operating the Facility. Furthermore, once the Facility is operational within parameters and specifications defined in the Profit-Sharing Agreement, the company will pay Mujim, US$20 per ton for ongoing technical support, and has also agreed to pay Mujim, US$10 per ton as agency fee for any sales in Asia.

The final purchase price may vary depending on certain target production output metrics defined in the Profit-Sharing agreement.

During the year ended 30 September 2022, the Company received significant components (including the structure) of the Facility and incurred an additional $572,139 to acquire these additional components and structure for the Facility and received their delivery.

During the year ended 30 September 2023, the Company completed the acquisition of industrial land (Note 10) for installation of the Facility and a flotation plant and incurred further costs towards its completion such as design work and other prerequisites.

During the year ended 30 September 2024, the Company purchased a flotation plant from a non-arm’s length company, which is an entity controlled by a director of the Company. As a result, US$6,007,000 ($8,109,450) has been paid and recorded as a deposit at 30 September 2024.

As at 30 September 2025, the construction of the Facility is in progress and significantly all components of the flotation plant were received. As at 30 September 2025, the Company has incurred $25,721,163 (2024 - $9,762,608) in construction costs on the Facility which included $2,747,544 (2024 - $1,214,437) of capitalized borrowing costs. The Company is expected to incur additional costs to complete the installation of the Facility and the flotation plant, and begin operations.

9)	Deposits

Deposits consist of:

DEPOSITS	30 September 2025	30 September 2024
Office lease	$6,309	$2,912
Surety deposits	103,489	276,070
Flotation deposits	-	8,109,450
	$109,798	$8,338,432

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

As at 30 September 2025, the balance in deposits of $6,309 (2024 - $2,912) increased with the renewal of short term lease and represents a deposit for office lease; reclamation surety and bond in the amount of $103,489 (2024 - $276,070) paid to the State of Utah for a five-year escalation at Lost Sheep and Bell Hill.

10)	Property, plant, and equipment

Property, Plant, and Equipment	Equipment	Auto	Land	Ramp	Total
Cost
Balance as at 1 October 2023	$161,329	$70,699	$2,810,176	$-	$3,042,204
Addition	-	-	-	3,317,500	3,317,500
Adjustment on currency translation		(162)	(18,114)		(18,276)
Balance as at 30 September 2024	$161,329	$70,537	$2,792,062	$3,317,500	$6,341,428
Addition	407,233	-	-	1,559,472	1,966,705
Adjustment on currency translation	-	2,200	84,732	96,210	183,142
Balance as at 30 September 2025	$568,562	$72,737	$2,876,794	$4,973,182	$8,491,275
Depreciation
Balance as at 1 October 2023	$106,289	$16,837	$-	$-	$123,126
Depreciation for the year	32,798	7,103	-	-	39,901
Adjustment on currency translation	-	137	-	-	137
Balance as at 30 September 2024	$139,087	$24,077	$-	$-	$163,164
Depreciation for the year	17,985	7,301	-	249,820	275,106
Adjustments on currency translation	-	718	-	(1,161)	(443)
Balance as at 30 September 2025	$157,072	$32,096	$-	$248,659	$437,828
Carrying amounts
Balance as at 30 September 2024	$22,242	$46,460	$2,792,062	$3,317,500	$6,178,264
Balance as at 30 September 2025	$411,489	$40,642	$2,876,794	$4,724,523	$8,053,448

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged to recognize the cost of the asset on the consolidated statements of loss and comprehensive loss using the straight-line method over the estimated useful life of the asset.

During the year ended 30 September 2023, the Company acquired an industrial land parcel located in Millard County, State of Utah in the United States for the purpose of setting up its fluorspar plant, which was pledged as collateral on the USDA loan.

In addition to the land parcel acquired during the year, land comprises five Canadian properties located in Ontario, Canada (Note 11(f)). The Company earns revenues from sale of quarry rock located on these properties. These revenues are offset against maintenance payments made on the property and are included within the resource property expense on the consolidated statement of loss and comprehensive loss.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

11)	Exploration and evaluation assets

The following table summarizes exploration and evaluation assets:

	Spor	Ontario
Exploration and Evaluation Assets	Mountain	Properties	Total
Balance as at 1 October 2023	$7,960,140	$4	$7,960,144
Geological consulting	267,486	-	267,486
Administration and camp	59,142		59,142
Staking and claiming	85,942	-	85,942
Adjustments on currency translation	(10,563)	-	(10,563)
Balance as at 30 September 2024	$8,362,147	$4	$8,362,151
Drilling	147,860		147,860
Geological consulting	251,449	-	251,449
Staking and claiming	3,518		3,518
Administration and camp	54,369	-	54,369
Adjustments on currency translation	3,120	-	3,120
Balance as at 30 September 2025	$8,822,464	$4	$8,822,467

a)	Spor Mountain (also known as Lost Sheep)

The Company holds a 100% interest in and rights to certain U.S. federal mining claims located at the north-east end of the Spor Mountain Mining District, in section 21, T.12S. 12W, and T.13S. 12W, SLBM of Juab County, western Utah, USA (the “Spor Mountain”). The Spor Mountain property consists of several mineral claim blocks including the Lost Sheep Fluoride Mine, and other unpatented claims. The Company acquired its initial interest through the Amalgamation on 18 February 2020. During the year ended 30 September 2021, the Company acquired additional claims in the region through staking.

As part of the amalgamation with ASM, the Company assumed an underlying property purchase agreement (the “Purchase Agreement”) for certain unpatented claims comprising the Spor Mountain property, pursuant to which the Company would be required to make a payment of US$1,000,000 within 18 months from the commencement of production. During the year ended 30 September 2021, USD $1,000,000 was transferred to the underlying vendor, pursuant to which, the Company is deemed to have fulfilled its obligations under the Purchase Agreement, and the title to the unpatented claims was transferred to the Company.

b)	Ontario properties

The Company holds a 100% interest in five properties located in Ontario, Canada.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

12)	Short-term loans

The following is a summary of the Company’s short-term loans as at 30 September 2025 and 30 September 2024:

Short-Term Loans	Year	Outstanding Principal
Operational loans from related parties	2025	$812,141
	2024	$342,210
Canada Emergency Business Account loan	2025	$27,765
	2024	$34,773
Others	2025	$-
	2024	$65,000
Total as at 30 September 2025	2025	$839,906
Total as at 30 September 2024	2024	$441,983

As at 30 September 2025 , the Company obtained a net $696,413 (30 September 2024 - $233,400) loan from the CEO as well as received $112,203 (30 September 2024 $108,810) in loans from companies related to directors of the Company subject to 10% per annum and maturing on 30 August 2025, which have been settled after the year end date. There are no defined terms or due dates of repayment on the loans from the CEO and a non-related party obtained are unsecured. Canada Emergency Business Account loan of $60,000 was refinanced with the financial institution in order to repay the full amount in January 2024 and the Company qualified for $20,000 loan forgiveness which was recognized as other income during the year ended 30 September 2024. The refinanced balance of $40,000 is subsect to prime rate plus 2.14% per annum over 5-year term commencing on 18 January 2024.

13)	Convertible debentures

On 2 December 2022, the Company closed a non-brokered private placement offering of secured convertible debentures totalling $1,252,700. The Company incurred a financing fee equal to 45% of the principal amount amounting to $563,715 and paid a finders’ fee totalling $52,720 for net proceeds of $636,265. The principal amount of convertible debentures will be convertible at holder’s option into full-paid common shares in the capital of the Company at any time prior to maturity in two years, at an exercise price of $0.26 per common share. Interest on the debentures shall be paid semi-annually at an annual interest rate of 12% per annum.

In connection with the convertible debentures, the Company also issued 202,771 finders’ warrants, with each warrant exercisable into one common share of the Company for a period of two years at a price of $0.26 per common share. The fair value of the warrants was calculated to be $20,000 using the Black-Scholes option pricing model.

During the year ended 30 September 2025, certain holders converted their principal convertible debt totalling $1,070,900 and associated interest of $319,227 into common shares of the Company.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The following table summarizes the accounting for the convertible debentures and the amounts recognized during the year.

Convertible Debentures	30 September 2025	30 September 2024
Balance – Beginning of Year	$1,386,189	713,865
Interest expense	102,892	152,830
Accretion expense	145,446	519,494
Settlement through shares	(1,390,127)	-
Balance – End of Year	$244,400	1,386,189

14)	USDA loan payable

On 30 June 2023, the Company’s subsidiary, Ares Utah, signed a promissory note agreement with Community Bank & Trust (“CB&T”) – West Georgia and received a total loan of US$4,420,000 at prime rate stated in money rates section of Wall Street journal plus 2.50%., in lieu of which it pledged its land that was purchased in conjunction with the proceeds and situated in Utah (Note 10). The loan matures in 15 years and is guaranteed by the US Department of Agriculture (“USDA”). The interest is due and payable on the 1st of each month starting 1 May 2023 for the initial 12 months after which the Company is required to repay the monthly instalment consisting of the principal and interest (as per repayment schedule) on each payment date. For the purpose of securing payments and obligations, the Company granted the power of sale and right of the parcel of the land purchased with the proceeds as well as all the proceeds and awards or payments from the land purchased.

Amount
Principal amount (US$4,420,000)	$5,979,597
Less: Transaction cost (US$382,176)	(534,243)
Amount funded, 30 June 2023	5,445,354

USDA Loan Payable	30 September 2025	30 September 2024
Balance – Beginning of Year	$5,768,569	$5,501,049
Amortization of transactions costs – accretion and other	88,700	488,898
Add: Principal amount received (US$1,200,000)	1,680,906	-
Less: Principal amount repaid	(314,418)	(187,317)
Adjustment on currency translation	55,211	(34,061)
Balance – End of Year	$7,278,968	$5,768,569

Less: Current portion	$6,289,193	$5,768,569
Non-current portion	$989,775	$-

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The Company has acted as a guarantor in securing the USDA loan payable, and the Company and its subsidiary, Ares Utah, have provided as collateral, interest in all of the Company’s rights, title and interest in and to all property and fixtures (current and future) of the Company and its subsidiaries. In connection with the first USDA loan payable of US$4,420,000, Ares Utah is subject to the following financial covenants:

●	Maintain a debt service coverage ratio of at least 1.25 to 1.0, tested annually, beginning December 31, 2023 and for the remaining term of the loan period; and

●	Maintain a debt to net worth ration not to exceed 9.0 to 1.0 at any time, which is to be tested annually.

During the year ended 30 September 2025, the Company received commercial loan of US$1,200,000 from CB&T at prime rate stated in money rates section of Wall Street journal plus 2.50%., the loan maturing on 16 September 2028 is due and payable on the 16th of each month starting from October 2025 and consisting of the principal and interest (as per repayment schedule) on each payment date. The loan was used primarily to pay for interest and principal of USDA loan and as at 30 September 2025, the remaining balance of cash was US$372,244.

As at 30 September 2025 and 30 September 2024, the Company did not meet the above covenants and therefore, the first USDA loan of US$4,420,000 is in default and has been classified as current liability.

15)	PAB loan payable

On 15 December 2023, the Company’s subsidiary, Ares Utah closed on the State of Utah’s Private Activity Bond (“PAB”) program from Millard County, Utah (“Millard County”) pursuant to a US$10,000,000 tax-exempt Manufacturing Facility Revenue Bond (the “Series 2023A Bond”), and a US$500,000 taxable Manufacturing Facility Revenue Bond (the “Series 2023B Bond”). The repayment of interest on both the bonds begins 15 December 2024 whereas the principal sum of the Series 2023A Bonds begins annually from 15 December 2025 to 15 December 2034 while the Series 2023B bonds are due to be paid all at once on 15 December 2025. As part of the closing, the Company incurred transaction costs in the amount of US$1,666,940 which were allocated to the issuance cost of loan payable and deducted from the principal value.

In addition, the Company entered into a Guaranty Agreement and Guaranty of Completion agreement with the Trustee, pursuant to which the Company agreed to guaranty certain obligations of Ares Utah, including the repayment of the principal, interest and other amounts owed under the Bonds. The proceeds from the Bonds will be used by Ares Utah to acquire, construct, and develop a processing facility (the “Project”) on the Company’s Lost Sheet Fluorspar Project located in Delta, Millard County, Utah.

During the year ended 30 September 2025, interest expense capitalized within construction in progress was US$1,060,000, the amortization of debt costs being recognized as accretion expense over the loan period totalling US$108,701 (30 September 2024 – US$418,774) which are recorded within interest and accretion expense on the consolidated statement of loss and comprehensive loss.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The Company also issued 6,780,500 common shares in conjunction with those bonds.

Amount
Amount funded: Principal amount (US$10,500,000)	$14,175,000
Transaction cash cost	(907,572)
Transaction shares issued cost	(1,356,100)
Amortization of transaction costs - accretion	569,868
Adjustments on currency translation	8,781
PAB loan balance as at 30 September 2024	$12,489,977
Amortization of transaction costs - accretion	152,020
Adjustments on currency translation	388,806
PAB loan balance as at 30 September 2025	$13,030,803

Less: Current portion	$(2,255,550)
Non-current portion	$(10,775,253)

The Company has acted as a guarantor in securing the PAB loan payable, and the Company and its subsidiary, Ares Utah, have provided as collateral, interest in 5.5 out of 48 acres of Ares Utah’s rights, title and interest in property and fixtures (current and future) of the Company and its subsidiaries situated on the site funded by the PAB, the Project. In connection with the PAB loan payable, Ares Utah is subject to the following financial covenants:

●	Maintain coverage ratio covenant of at least 1.10 or above for each Fiscal Year commencing one year after the completion of construction and installation of the Project.

The repayment commitment of 2023A Bonds has been described in the table below:

Financial year	Principal (USD)	Interest (USD)
2026	595,000	1,025,250
2027	665,000	957,250
2028	730,000	887,500
2029	805,000	810,750
2030	880,000	726,500
2031 and above	6,825,000	1,999,750

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

16)	State of Utah loan payable

On 30 May 2025, the Company’s subsidiary, Ares Utah, signed a promissory note agreement with the State of Utah through the Permanent Community Impact Fund Board and received a total loan of US$11,000,000 at a simple interest rate of 4.50%. The loan matures on 1 May 2031 (“Maturity Date”) for payment in full with accrued interest. Ares Utah may, but is not obligated to make interim payments, of any amount, without penalty, and a final payment will be paid on the Maturity Date.

This loan is secured by and is entitled to the benefits and security contemplated by a Trust Deed Security Agreement and Fixture Filing (“Trust Deed”), covering real property and related improvements, and certain equipment, machinery and fixtures, situated in Millard County, Utah.

	Amount
Principal amount	US$	11,000,000
Less: Transaction cost		(836,500)
Amount funded, 30 May 2025		10,163,500

	30 September	30 September
State of Utah Loan Payable	2025	2024
Balance – Amount funded (US$11,000,000)	$15,313,100	$-
Transaction cash cost	(1,169,929)
Interest and accretion of borrowing costs	256,006	-
Adjustments on currency translation	4,248
Balance – End of Year	$14,403,425	$-

During the year ended 30 September 2025, interest expense capitalized within construction in progress was US$nil, the amortization of debt costs being recognized as accretion expense over the loan period totalling US$183,045 (30 September 2024 – US$nil) which are recorded within interest and accretion expense on the consolidated statement of loss and comprehensive loss.

17)	Share capital

a)	Authorized:

Unlimited common shares without par value.

28 | P a g e

Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

b)	Issued or allotted and fully paid:

During the year ended 30 September 2025:

	Number of Shares	Amount
Balance as at 1 October 2024	173,417,021	$44,479,373
Shares issued for debt	18,004,197	4,043,832
Shares issued for Sorbie (Note 8)	7,229,730	242,291
Shares issued for exercise of options	6,792,131	1,244,977
Shares issued for convertible debt settlement	5,346,642	1,390,127
Shares issued for Offering, net	765,170	137,731
Balance as 30 September 2025	211,554,891	$51,538,331

During the year ended 30 September 2025:

(i)	The Company issued 18,004,197 common shares with a fair value of $4,043,832 to settle liabilities totalling $4,376,783, recognizing a gain of $332,951 on the consolidated statement of loss and comprehensive loss.

(ii)	6,792,131 options were exercised for gross proceeds of $882,977 and fair value of $362,000 for exercised options.

(iii)	Certain purchasers of the Company’s convertible debentures converted their sum of $1,070,900 principal and $319,227 interest to 5,346,642 Ares common shares. All shares issued are subject to a four-month hold period in accordance with applicable securities laws.

(iv)	The Company closed the Offering of units (each, a “Unit”) by issuing 765,170 Units at a price of $0.18 per Unit, for aggregate gross proceeds of $137,731. Each Unit consists of one common share in the capital of the Company (each, a “Common Share”) and one nontransferable Common Share purchase warrant (each, a “Warrant”). Each Warrant is exercisable into one Common Share (each, a “Warrant Share”) at a price of $0.26 per Warrant Share for a period of two years.

(v)	The Company raised gross proceeds of $1,000,000 from Sorbie pursuant to a financing arrangement payable in 24 monthly settlement tranches, with settlement based on the volume-weighted average price of the Company’s common shares relative to a benchmark price of C$0.1998. In connection with this financing, the Company issued 7,229,730 units to Sorbie (Note 7). Each unit consisted of one common share in the capital of the Company (a “Common Share”) and one non-transferable common share purchase warrant (a “Warrant”).

Each Warrant entitles the holder to acquire one additional Common Share at an exercise price of $0.26 per share. The Warrants are subject to an acceleration provision whereby, if the ten-day volume-weighted average trading price of the Company’s common shares on the Canadian Securities Exchange (or such other exchange on which the shares may be listed at the time) equals or exceeds C$0.40 at the close of any trading day, the Company may, at its option, accelerate the expiry date of the Warrants by issuing a press release. In such circumstances, the Warrants will expire on the 30th day following the date of the acceleration press release, and any Warrants remaining unexercised at that time will expire without compensation. The Warrants also include a restriction prohibiting exercise where such exercise would result in the holder owning more than 9.99% of the Company’s outstanding common shares.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

As consideration for entering into the Sharing Agreement with Sorbie, the Company agreed to pay a value payment of $70,000, payable either in cash or in units at a placement price of $0.1480 per unit. The Company elected to settle this obligation through the issuance of 472,973 units to Sorbie, with each unit consisting of one Common Share and one Warrant.

In conjunction with the Sorbie financing, the Company also entered into a finder’s agreement with a third party. Under the terms of this agreement, the Company agreed to pay a cash finder’s fee of $60,000, representing 6% of the total funds raised, together with finder’s warrants equal to the number of common shares that could be purchased with the $60,000 fee based on the 20-day volume-weighted average trading price preceding payment. Based on this calculation, a total of 254,433 finder’s warrants were issuable.

Upon initial recognition, the Company recorded the issuance of the 7,229,730 units in exchange for cash receivable. Using the Black-Scholes option pricing model, the fair value of the 7,229,730 Warrants was determined to be $842,006. The fair value of the 7,229,730 Common Shares was determined to be $1,373,649, based on the closing market price of $0.19 per share on the date of issuance. Based on the relative fair values, $322,134 was allocated to the Warrants and $519,872 was allocated to the Common Shares.

The 472,973 units issued to Sorbie in settlement of the $70,000 value payment were accounted for as consideration for services rendered and, accordingly, the Warrants included in these units were accounted for in accordance with IFRS 2, Share-based Payment. The fair value of the Warrants was determined using the Black-Scholes option pricing model. The 472,973 Warrants were valued at $55,684, and the fair value of the 472,973 Common Shares was determined to be $89,865 based on the closing trading price of $0.19 per share on the date of issuance. Based on the relative fair values, the $70,000 value payment was allocated as $43,219 to Common Shares and $26,781 to Warrants.

The Company is also obligated to pay the finder’s fee of $60,000 in cash and issue 254,433 finder’s warrants. As at September 30, 2025, the Company had issued a total of 875,000 agent warrants in connection with both the 2025 and 2024 tranches of the Sorbie transactions. These agent warrants were valued using the Black-Scholes option pricing model, resulting in a total fair value of $75,000.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

During the year ended 30 September 2024:

(i)	The Company raised an aggregate amount of $2,868,947 from the five tranche closings of the LIFE Offering. The Company issued 15,938,596 units at a price of $0.18 per Unit. Each Unit consists of one common share in the capital of the Company (each, a “Common Share”) and one non-transferable Common Share purchase warrant (each, a “Warrant”). Each Warrant will entitle the holder to acquire one additional Common Share in the capital of the Company (each, a “Warrant Share”) at a price of $0.26 per Common Share for a period of two years following the closing date of the LIFE Offering subject to accelerated provisions. In connection with the closing of the first, second, and third tranches, an aggregate of $259,203 was paid in cash and a total of 744,376 finder’s warrants (each, a “Finder’s Warrant”) were issued as finder’s fees. Each Finder’s Warrant entitles the holder thereof to acquire one common share in the capital of the Company (a “Finder’s Warrant Share”) at a price of $0.26 per Finder’s Warrant Share for a period of two years subject to accelerated provisions following the closing date of the first tranche.

(ii)	The Company issued 6,780,500 shares against the discount in lieu of the PAB loan funding received during the year, Note 15.

(iii)	The Company raised gross proceeds of $1,500,000 from Sorbie pursuant to a financing arrangement payable in 24 monthly settlement tranches, with settlement based on the volume-weighted average price of the Company’s common shares relative to a benchmark price of $0.2610. In connection with this financing, the Company issued 8,333,333 units to Sorbie (Note 7), on terms consistent with those described above. Each unit consisted of one common share in the capital of the Company (a “Common Share”) and one non-transferable common share purchase warrant (a “Warrant”).

As consideration for entering into the sharing agreement with Sorbie, the Company agreed to pay a value payment of $105,000, payable in cash or in units at a placement price of $0.18 per unit. The Company elected to settle this obligation through the issuance of 583,333 units to Sorbie, with each unit consisting of one Common Share and one Warrant.

In conjunction with the Sorbie financing, the Company entered into a finder’s agreement with a third party. Under the terms of this agreement, the Company agreed to pay a cash finder’s fee of $105,000, representing 7% of the total funds raised, together with finder’s warrants equal to the number of common shares that could be purchased with the $105,000 fee based on the 20-day volume-weighted average trading price preceding payment. Based on this calculation, a total of 620,567 finder’s warrants were issuable.

Upon initial recognition, the Company recorded the issuance of the 8,333,333 units in exchange for cash receivable. Using the Black-Scholes option pricing model, the fair value of the 8,333,333 Warrants was determined to be $895,475. The fair value of the 8,333,333 Common Shares was determined to be $1,416,666, based on the closing market price of $0.17 per share on the date of issuance. Based on the relative fair values, the Company recorded the issuance at an initial fair value of $830,086, of which $321,486 was allocated to the Warrants and $508,600 was allocated to the Common Shares.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

The 583,333 units issued to Sorbie in settlement of the $105,000 value payment were accounted for as consideration for services rendered. Accordingly, the Warrants included in these units were accounted for in accordance with IFRS 2. The fair value of the Warrants was determined using the Black-Scholes option pricing model. The 583,333 Warrants were valued at $62,683, and the fair value of the 583,333 Common Shares was determined to be $99,167 based on the closing market price of $0.17 per share on the date of issuance. Based on the relative fair values, the $105,000 value payment was allocated as $64,334 to Common Shares and $40,666 to Warrants.

The Company is also obligated to pay the finder’s fee of $105,000 in cash and issue 620,567 finder’s warrants. These agent warrants were issued during fiscal 2025 together with the agent warrants associated with the Sorbie transactions in fiscal 2025 described above.

(iv)	The Company issued 2,335,537 common shares to settle debt of $421,760.

(v)	The Company issued 445,000 common shares as part of the options exercised.

c)	Summary of stock option activity

The Company has adopted an incentive stock option plan to grant options to directors, officers, and consultants for up to 10% of the outstanding common shares. The Board of Directors determines the exercise price per share and the vesting period under the plan. The options can be granted for a maximum term of five years.

Stock option activity during the years ended 30 September 2025 and 30 September 2024:

Stock Option Activity	30 September 2025	Weighted Average Exercise Price	30 September 2024	Weighted Average Exercise Price
Balance – Beginning of Year	21,793,053	$0.12	22,238,053	$0.12
Exercised	(6,792,131)	-	(445,000)	0.12
Expired	(15,000,922)	-	-	-
Balance – End of Year	-	$-	21,793,053	$0.12

Details of stock options outstanding as at 30 September 2025 and 2024 are as follows:

Issuance Date	Expiry Date	Exercise Price	30 September 2025	30 September 2024
10 February 2023	10 February 2025	$0.12	-	21,793,053
	`		-	21,793,053

As at 30 September 2025, the outstanding options have a weighted average remaining life of nil years (2024 –0.36 years) and a weighted average exercise price of $nil (2024- $0.12).

The Company did not grant any stock options during the year ended 30 September 2025.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

During the year ended 30 September 2024:

The Company did not grant any stock options during the year ended 30 September 2024.

d)	Warrants

Warrant activity during the year ended 30 September 2025 and 30 September 2024 are as follows:

Warrant Activity	30 September 2025	Weighted Average Exercise Price	30 September 2024	Weighted Average Exercise Price
Balance – Beginning of Year	25,903,772	$0.26	2,026,568	0.45
Issued	8,898,446	0.25	25,701,001	0.26
Expired	(202,771)	-	(1,823,797)	0.45
Balance – End of Year	34,599,447	$0.26	25,903,772	$0.26

During the year ended 30 September 2025:

Details of warrants outstanding as at 30 September 2025 and 30 September 2024 are as follows:

		Exercise	30 September	30 September
Issuance Date	Expiry Date	Price	2025	2024
15 December 2022	15 December 2024	$0.26	-	202,771
31 May 2024	31 May 2026	$0.26	6,463,784	6,463,784
07 June 2024	07 June 2026	$0.26	5,709,592	5,709,592
28 June 2024	28 June 2026	$0.26	2,102,914	2,102,914
16 July 2024	16 July 2026	$0.26	1,019,219	1,019,219
1 August 2024	1 August 2026	$0.26	1,387,720	1,387,720
11 September 2024	11 September 2026	$0.26	9,017,772	9,017,772
07 October 2024	07 October 2026	$0.26	765,170	-
11 March 2025	11 March 2028	$0.30	649,113	-
8 April 2025	8 April 2028	$0.24	7,229,730	-
30 May 2025	30 May 2028	$0.30	254,433	-
			34,599,447	25,903,772

As at 30 September 2025, the outstanding warrants have a weighted average remaining life of 1.20 years (2024 – 1.78 years) and a weighted average exercise price of $0.26 (2024- $0.26).

e)	Share-based payments

During the year ended 30 September 2025, the Company did not grant any incentive stock options (30 September 2024 – Nil) to its directors, officer, and consultants.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

f)	Non-controlling interest

On 16 October 2014, the Company entered into an investment agreement with OMC Investments Limited (“OMC”), of Hong Kong. The transaction closed on 28 November 2014, and the Company issued 19,048,000 units of the Company by way of private placement at a price of $0.05 per unit, for aggregate proceeds of $952,400. After the 20-for-1 share consolidation during the year ended 30 September 2018, OMC owns 952,400 units. Each Unit consisted of one common share and one common share purchase warrant. Each Warrant is exercisable for a period of six years from the date of closing of the private placement at an exercise price of $0.05. These warrants expired on 30 September 2018. OMC now holds approximately 5.93% of the issued and outstanding shares of the Company. The Company also issued 15 common shares of its subsidiary Canadian Iron to OMC, reducing its ownership share from 100% to 85%. Canadian Iron holds a 100% interest in Karas Iron and Griffith Iron. The Company’s interests in the Karas and Griffith properties are held in Karas Iron and Griffith Iron, respectively.

In addition, the shareholders’ agreement with OMC will allow OMC to progressively earn additional equity in Canadian Iron, up to a total of 70% of Canadian Iron’s issued and outstanding shares, as follows:

●	an additional 30% for $8.2 million in funding from OMC for dewatering, resource drilling and environmental permitting (“Resource Definition Funding”);

●	an additional 5% for $2 million in total funding for a preliminary economic assessment, funded 70% by OMC and 30% by Ares; and

●	an additional 20% for $20 million in total funding for a feasibility study, funded 70% by OMC and 30% by Ares, and assuming the feasibility study establishes technical and economic viability.

Should either party not fully contribute its share of funding to both the preliminary economic assessment and feasibility study, it may face dilution.

In connection with this transaction, the Company has also agreed to enter into an option agreement with OMC on its other mineral properties. As of 30 September 2023, OMC has not entered into any option agreements related to the Company’s other mineral properties. Should OMC fund the full $8.2 million Resource Definition Funding, it has the right to acquire an 80% interest in either the El Sol, Whitemud and Papagonga properties. This may be increased to 90%, if within a five-year period after earning 80%, OMC funds an additional $1.5 million in expenditures on the property chosen.

The value attributed to the non-controlling interest in the Company as at 30 September 2025 is an accumulated deficit of $1,222,039 (2024 - $1,220,065). For the year ended 30 September 2025, net loss and comprehensive loss of $1,974 (2024 – income of $3,390) has been attributed to the non-controlling interest in these Financial Statements.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

18)	Related party transactions and obligations

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure

Name and Principal Position	Year(i)	Remuneration or fees(ii)	Share-based payments	Amounts Payable and Accrued Liabilities
CEO and Director – Management fees	2025	$94,000	$-	$984,988
	2024	$144,000	$-	$425,975
CFO – Management fees	2025	$48,000	$-	$-
	2024	$48,000	$-	$-
CFO – Professional fees	2025	$81,875	$37,025	$19,471
	2024	$77,329	$-	$19,764
Directors – Director fees	2025	$750	$-	$119,353
	2024	$1,500	$-	$115,210
Directors – Consulting fees	2025	$-	$-	$-
	2024	$42,000	$-	$104,127
Total	2025	$224,625	$37,025	$1,123,812
	2024	$312,829	$-	$665,076

(i)	For the years ended 30 September 2025 and 2024.

(ii)	Amounts disclosed were paid or accrued to the related party.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

Accounts payable and accrued liabilities are unsecured, non-interest bearing and due on demand.

Short-term loans with related parties are described in (Note 12). There are no terms and conditions attached to the said loans.

During the year ended 30 September 2024, the Company purchased a flotation plant from a non-arm’s length company, which is an entity controlled by a director of the Company and paid US$6,007,000 as a deposit. As at 30 September 2025, significantly all components of the flotation plant were received and awaiting installation, and thus the amounts paid are recorded within the construction in progress.

During the year ended 30 September 2025, the Company settled $131,190 of related parted liabilities with common shares of the Company.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

19)	Segmented disclosure

The Company has one reportable segment, being the acquisition, exploration, and development of resource properties. The following table provides segmented disclosure of assets and liabilities based on geographic location:

(Rounded to 000’s)	Canada	US	Total
30 September 2025
Current Assets	$2,779,000	$8,052,000	$10,831,000
Non-Current Assets
Other non-current assets	4,739,000	29,479,000	34,218,000
Resource properties	5,978,000	2,844,000	8,822,000
Liabilities
Current Liabilities	1,649,000	10,008,000	11,657,000
Non-Current Liabilities		26,168,000	26,168,000
30 September 2024
Current Assets	$1,038,000	$1,108,000	$2,146,000
Non-Current Assets
Other non-current assets	4,413,000	2,956,000	7,369,000
Resource properties	5,529,000	2,431,000	7,960,000
Liabilities
Current Liabilities	1,714,000	864,000	2,578,000
Non-Current Liabilities	-	4,679,000	4,679,000

20)	Capital management

The Company’s capital consists of shareholders’ equity and it has capital resources of cash. The Company’s objective when managing capital is to maintain adequate levels of funding to support the development of its businesses and maintain the necessary corporate and admsinistrative functions to facilitate these activities. This is done primarily through equity financing, selling assets, and incurring debt. Future financings are dependent on market conditions and there can be no assurance the Company will be able to raise funds in the future. The Company invests all capital that is surplus to its immediate operational needs in short-term, highly liquid, high-grade financial instruments. There were no changes to the Company’s approach to capital management during the year. The Company is not subject to externally imposed capital requirements. The Company does not currently have adequate sources of capital to complete its exploration plan, current obligations and ultimately the development of its business, and will need to raise adequate capital by obtaining equity financing, selling assets and incurring debt. The Company may raise additional debt or equity financing in the near future to meet its current obligations.

21)	Commitments and contingencies

The repayment of USDA, PAB loans, State of Utah, and convertible debt interest is described within respective notes.

As at 30 September 2025, the Company is aware of a claim filed in the Ontario Superior Court of Justice on 9 August 2024 pertaining to an Asset Purchase Agreement entered into on 22 July 2022. The claimant has alleged that the Company breached the Binding Letter of Offer dated 18 August 2022 where the Company paid $1,250,000 out of a total purchase price deposit amount of $2,150,000. The claimant is seeking the remaining portion of the purchase price deposit in the amount of $900,000 and pre-and post-judgement interest at the prime rate of the Bank of Nova Scotia plus 12%, and the costs of the claim plus all applicable taxes. The Company has assessed that the claimant cannot demonstrate a loss because of the Company’s decision to terminate the Binding Letter of Offer. Based on the Company’s assessment, the claim is not expected to have a significant impact on the Company’s Financial Statements. Therefore, no liability has been recorded in relation to this claim as of 30 September 2025.

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

22)	Income taxes

The following table reconciles the expected income tax expense (recovery) at the Canadian and USA statutory income tax rates to the amounts recognized in the Consolidated Statements of Loss and Comprehensive Loss for the years ended 30 September 2025 and 2024.

	30 September	30 September
	2025	2024
Net loss before tax	$(3,641,111)	$(2,925,347)
Statutory tax rates	25.65%-29.70%	25.65%-29.70%
Expected income tax (recovery)	(965,000)	(776,303)
Permanent differences and other	(20,000)	301,303
Change in deferred tax asset not recognized	985,000	475,000
Total income tax expense (recovery)	$-	$-

The unrecognized deductible temporary differences and deferred income tax assets as at 30 September 2024 and 2023 are comprised of the following:

	30 September 2025		30 September 2024
	Temporary difference	Deferred income tax asset (liability)	Temporary difference	Deferred income tax asset
Non-capital losses carry-forwards	$30,429,000	8,187,000	$24,816,000	6,697,000
Capital losses	278,000	75,000	278,000	75,000
Exploration and evaluation assets	7,724,000	2,091,000	9,680,000	2,652,000
Property, plant, and equipment	500,000	132,000	412,000	110,000
Convertible debentures	-	-	7,000	2,000
Financing costs	378,000	102,000	244,000	66,000
Total unrecognized deductible temporary differences and deferred income tax assets	$39,309,000	10,587,000	$35,437,000	9,602,000

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Ares Strategic Mining Inc. FOR THE YEARS ENDED 30 SEPTEMBER 2025 AND 2024 Canadian Dollars

Notes to the Consolidated Financial Statements (Cont.)

23)	Subsequent events

i)	During October 2025, the Company completed a non-brokered private placement in two tranches and issued 23,333,001 units at a price of $0.45 per unit for aggregate gross proceeds of approximately $10,500,000. Each unit consisted of one common share and one-half of one non-transferable common share purchase warrant, with each whole warrant exercisable at $0.55 per share for a period of two years from issuance.

In connection with the closing of the private placement, the Company paid aggregate cash finder’s fees of $567,966 and issued a total of 1,262,147 finder’s warrants. Each finder’s warrant is exercisable at $0.55 per common share for a period of two years from the respective closing dates and is subject to a four-month hold period.

Furthermore, included in the private placement amount were 2,222,222 units purchased by Sorbie for $1,000,000 on terms similar to those described above in Notes 7 and 17 with a benchmark price of $0.63.

ii)	The Company converted into shares the remaining principal balance of convertible debenture totalling $100,000 and accumulated interest totalling $135,700 and repaid $7,800 in related party short term loans described in Note 13.

iii)	The Company issued 5,211,682 common shares pursuant to exercise of warrants for gross proceeds of $1,384,593.

iv)	The Company granted 6,400,000 stock options to certain consultants, directors, and officers of the Company. Each option has an exercise price of $0.63 and an expiry date of January 23, 2028.

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